UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2019

SEMTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-06395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Refinancing of Credit Facilities

Overview

On November 7, 2019 (the “Closing Date”), Semtech Corporation (“Semtech”), with certain of its domestic subsidiaries as guarantors (the “Guarantors”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders referred to therein (the “Lenders”), and HSBC Bank USA, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and as swing line lender and letter of credit issuer. Pursuant to the Credit Agreement, the Lenders provided Semtech with revolving commitments in an initial aggregate principal amount of $600.0 million (the “Revolving Commitments”). Up to $40.0 million of the Revolving Commitments may be used to obtain letters of credit, up to $25.0 million of the Revolving Commitments may be used to obtain swing line loans, and up to $40.0 million of the Revolving Commitments may be used to obtain revolving loans and letters of credit in certain currencies other than U.S. Dollars (“Alternative Currencies”). The Revolving Commitments are scheduled to mature on November 7, 2024.

The Credit Agreement refinanced Semtech’s existing $400.0 million senior secured first lien credit facilities (the “Prior Credit Facilities”), entered into on November 15, 2016, with the domestic subsidiaries of Semtech party thereto as guarantors, the lenders referred to therein and HSBC Bank USA, National Association, as administrative agent, swing line lender and letter of credit issuer. A portion of the proceeds of loans made pursuant to the Revolving Commitments on the Closing Date were used on the Closing Date to repay in full all of the obligations outstanding under the Prior Credit Facilities and to pay transaction costs in connection with such refinancing and the Credit Agreement. As of the Closing Date, approximately $399.0 million of the Revolving Commitments were undrawn. The proceeds of loans made pursuant to the Revolving Commitments may be used by Semtech for capital expenditures, permitted acquisitions, permitted dividends, working capital and general corporate purposes.

The Credit Agreement provides that, subject to certain customary conditions, including obtaining commitments with respect thereto, Semtech may request the establishment of one or more term loan facilities and/or increases to the Revolving Commitments in a principal amount not to exceed (a) $300.0 million, plus (b) an unlimited amount, so long as Semtech’s consolidated leverage ratio, determined on a pro forma basis, does not exceed 3.00 to 1.00.

Interest Rates

Interest on loans made under the Credit Agreement in U.S. Dollars accrues, at Semtech’s option, at a rate per annum equal to (1) the Base Rate (as defined below), plus a margin ranging from 0.25% to 1.25%, depending upon Semtech’s consolidated leverage ratio or (2) LIBOR (determined with respect to deposits in U.S. Dollars) for an interest period to be selected by Semtech, plus, a margin ranging from 1.25% to 2.25%, depending upon Semtech’s consolidated leverage ratio (such margin, the “Applicable Margin”). The initial interest margin is 0.25% for Base Rate loans and 1.25% for LIBOR loans. The “Base Rate” is equal to a fluctuating rate equal to the highest of (a) the prime rate of the Administrative Agent, (b) 0.50% above the federal funds effective rate published by the Federal Reserve Bank of New York and (c) one-month LIBOR (determined with respect to deposits in U.S. Dollars), plus 1.00%.

Interest on loans made under the Credit Agreement in Alternative Currencies accrues at a rate per annum equal to LIBOR (determined with respect to deposits in the applicable Alternative Currency) (other than loans made in Canadian Dollars, for which a special reference rate for Canadian Dollars applies) for an interest period to be selected by Semtech, plus the Applicable Margin.

Fees

Commitment fees on the unused portion of the Revolving Commitments accrue at a rate per annum ranging from 0.20% to 0.35% depending upon Semtech’s consolidated leverage ratio. The initial commitment fee rate is 0.20% per annum.

With respect to letters of credit, Semtech will pay the Administrative Agent, for the account of the Lenders, letter of credit participation fees at a rate per annum equal to the Applicable Margin then in effect with respect to LIBOR-based loans on the face amount of all outstanding letters of credit. Semtech will also pay HSBC Bank USA, N.A., as the issuing bank, a fronting fee for each letter of credit issued under the Credit Agreement at a rate equal to 0.125% per annum based on the maximum amount available to be drawn under each such letter of credit, as well as its customary documentation fees.

Guarantee and Security

All obligations of Semtech under the Credit Agreement are unconditionally guaranteed by each of the Guarantors, which include all of the direct and indirect domestic subsidiaries of Semtech, other than certain excluded subsidiaries, including, but not limited to, any domestic subsidiary the primary assets of which consist of equity or debt of non-U.S. subsidiaries, certain immaterial non-wholly-owned domestic subsidiaries and subsidiaries that are prohibited from providing a guarantee under applicable law or that would require governmental approval to provide such guarantee.

Semtech and the Guarantors have also pledged substantially all of their assets to secure their obligations under the Credit Agreement.

Amortization and Prepayment

No amortization is required with respect to loans made pursuant to the Revolving Commitments. Semtech may voluntarily prepay borrowings under the Credit Facilities at any time and from time to time, without premium or penalty, other than customary “breakage costs” and fees for LIBOR-based loans.

Representations, Warranties, Covenants and Events of Default

The Credit Agreement contains representations and warranties and affirmative and negative covenants that are customary in similar financings. The negative covenants restrict or limit the ability of Semtech and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes; make investments; repurchase stock, pay dividends or make similar distributions; engage in certain affiliate transactions; or enter into agreements that restrict Semtech’s ability to create liens, pay dividends or make loan repayments.

Semtech must maintain a maximum consolidated leverage ratio, determined as of the last day of each fiscal quarter, of 3.50 to 1.00 or less; provided that, such maximum consolidated leverage ratio may be increased to 4.00 to 1.00 for the four consecutive fiscal quarters ending on or after the date of consummation of a permitted acquisition which constitutes a “Material Acquisition” under the Credit Agreement, subject to the satisfaction of certain conditions.

Subject to cure periods where customary for such events of default, the Credit Agreement contains customary events of default including, but not limited to, the failure to make payments of principal or interest under the Credit Agreement, the failure to comply with other covenants and agreements in the Credit Agreement, material inaccuracy of any representation, warranty, statement or certification made by Semtech or its subsidiaries in connection with the Credit Agreement, payment or other default under or acceleration of other material indebtedness, the invalidity of the Credit Agreement or related loan documents, ERISA events, material judgments, change of control, impairment of liens on a material portion of collateral and the insolvency or initiation of bankruptcy proceedings in respect of Semtech, any Guarantor or any other material subsidiary. During the continuance of an event of default, the obligations under the Credit Agreement may be declared to be due and payable, terminated upon written notice to Semtech and existing letters of credit may be required to be cash collateralized.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement dated November 7, 2019 entered into among Semtech Corporation, the guarantors party thereto, the lenders party thereto and HSBC Bank USA, National Association, as administrative agent and as swing line lender and L/C issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMTECH CORPORATION

Date: November 12, 2019	/s/ Emeka N. Chukwu

	Name:	Emeka N. Chukwu
	Title:	Chief Financial Officer